Exhibit 10.9
Execution Version
FIRST AMENDMENT TO
AMENDED AND RESTATED
LIGNITE SUPPLY AGREEMENT
     This First Amendment (this “Amendment”) is made and entered into as of June 26, 2008 (the “First Amendment Execution Date”) by and between Texas Westmoreland Coal Co., a Montana corporation (“TWCC”) with address at P.O. Box 915, Jewett, TX 75846 and NRG Texas Power LLC, a Delaware limited liability company (“NRG”) with offices at 1301 McKinney Street, Suite 2300, Houston, Texas 77010. Westmoreland Coal Company, a Delaware corporation (“WCC”) with offices at 2 N. Cascade Avenue, 2nd Floor, Colorado Springs, Colorado 80903 and Westmoreland Mining LLC, a Delaware limited liability company (“WML”) with offices at 2 N. Cascade Avenue, 2nd Floor, Colorado Springs, Colorado 80903, join in the execution hereof for the purposes set forth below. TWCC and NRG may individually be referred to as a “Party” or collectively as the “Parties”.
RECITALS
     Whereas, WCC is the parent company of WML and WML is the parent company of TWCC;
     Whereas, NRG and TWCC have entered into that certain Amended and Restated Lignite Supply Agreement dated as of September 28, 2007 (the “Supply Agreement”) whereby NRG would purchase from TWCC, and TWCC would mine, produce and sell to NRG certain volumes of lignite from TWCC’s Jewett Mine located at Jewett, Texas for use by NRG at its Limestone Electric Generating Station, located adjacent to the Mine;
     Whereas, as of September 28, 2007, WCC executed and delivered to NRG a Guaranty Agreement (the “WCC Guaranty Agreement”) whereby upon certain terms and conditions WCC guaranteed the obligations of TWCC arising under the terms of the Supply Agreement;
     Whereas, the assets of and equity interests in WML and TWCC are currently pledged as collateral security for certain indebtedness (the “Existing Senior Indebtedness”) to certain institutional lenders (the “Existing WML Lenders”) incurred by WML and guaranteed by TWCC;
     Whereas, on or after the First Amendment Execution Date, WML is refinancing the Existing Senior Indebtedness by obtaining financing (the “New Senior Indebtedness”) from certain institutional lenders (the “New WML Lenders”) and, in connection therewith, the Existing WML Lenders will release their security interest in the assets of and equity interests in TWCC and release TWCC from its guaranty of the Existing Senior Indebtedness;
     Whereas, pursuant to a Letter Agreement dated September 28, 2007 (“the Letter Agreement”), WCC and NRG have agreed upon certain terms and conditions that if WCC could gain the consent and approval of the Existing WML Lenders, WML and TWCC agreed to provide to NRG certain security documents to secure TWCC’s performance under the Supply Agreement; and

     Whereas, the Parties wish to set forth herein their understanding and agreement as to certain matters and amend the Supply Agreement, and WML and WCC wish to join in the execution hereof.
     NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
AGREEMENT
     1. Amendment of Definitions. All terms used in this Amendment and not defined herein shall have the meaning set forth in the Supply Agreement.
     (a) The following definitions in the Supply Agreement are hereby amended to read as follows:
     “Guaranty” shall mean the Guaranty dated September 28, 2007 executed by Westmoreland Coal Company guaranteeing the obligations of TWCC under this LSA.
     “Mortgage and Security Agreements” shall mean the documents described in (b) and (c) of the definition of NRG Security Documents, and as provided in Section 18.
     “Security Document Delivery” shall be deemed to have occurred upon the execution and delivery of the Release Documents in recordable form and the execution and delivery by Westmoreland Mining LLC and TWCC of the items reflected in (a) through (d) of the definition of the NRG Security Documents.
     “Westmoreland Pledge Agreement” shall be deemed to refer to the document described in (a) of the definition of NRG Security Documents, and as provided in Section 18.
     (b) The following new definitions are hereby added to the Supply Agreement:
     “Existing Senior Indebtedness” shall mean the indebtedness existing as of June 25, 2008, under any secured loan facility of Westmoreland Mining LLC, including under (i) that certain Term Loan Agreement, dated April 27, 2001, as amended and in effect by and among Westmoreland Mining LLC, the guarantors party thereto, and the lenders and agents party thereto, and (ii) that certain Credit Agreement, dated April 27, 2001, as amended and in effect, by and among Westmoreland Mining LLC, and the lenders and agents party thereto.
     “First Amendment Effective Date” shall mean the date the First Amendment of this LSA becomes effective, which shall be deemed to have occurred on the execution and delivery of such document.
     “NRG Security Documents” shall mean the following:

(a)	the Pledge Agreement from Westmoreland Mining LLC to NRG in the form attached as Exhibit 21 hereto;

(b)	the Security Agreement from TWCC to NRG in the form attached as Exhibit 22 hereto;

(c)	the Deed of Trust, Security Agreement, Fixture Filing, and Assignment of Rents to Secure Performance from TWCC to NRG in the form attached as Exhibit 23 hereto; and

(d)	UCC-1 financing statements in the form of Exhibit 24 attached hereto, and as provided in Section 18.
     “Release Documents” shall mean (i) document(s) in the form of Exhibit 25 attached hereto releasing the liens and security interests securing the Existing Senior Indebtedness, to the extent they cover property of TWCC, and (ii) document(s) in a form reasonably satisfactory to NRG evidencing the release of TWCC from its obligations under any guaranty given by it with respect to the Existing Senior Indebtedness.”
     2. Obligation to Provide Security. A new Section 15.13 shall be added to the Supply Agreement as follows:
     “15.13 Security. In order to secure the performance by TWCC under this LSA, TWCC shall cause the items reflected in clauses (a) through (d) of the definition of the NRG Security Documents to be executed (including in recordable form as contemplated by the NRG Security Documents) and delivered to NRG as of the First Amendment Effective Date and the obligation under that certain Letter Agreement, dated as of September 28, 2007, between Westmoreland Coal Company and NRG, to deliver a guaranty agreement from Westmoreland Mining LLC to NRG shall be terminated. The Parties acknowledge that the Guaranty has been executed and delivered.”
     3. Offset Right. A new Section 7.5 is hereby added to the Supply Agreement as follows:
     “7.5 Offset. NRG shall have the express right, after a TWCC Event of Default, to from time to time net out of, recoup from, or offset against any amount owed to TWCC under this LSA any damages of NRG arising as a result of such TWCC Event of Default (including damages for failure of future performance by TWCC incurred by NRG as a result of such TWCC Event of Default (including damages of the type described in Section 15.3 and 15.5, but otherwise subject to the limitation on the recovery set out in Article 14 or otherwise set out in this LSA)).”

     4. TWCC Event of Default. Sections 15.4(f), (g) and (h) are hereby amended to read as follows:
“(f) Any failure by TWCC to perform any of its obligations hereunder (including operating the Mine in material violation of permit requirements or applicable governmental requirements) or under the Mortgage and Security Agreements not specifically referred to in the other provisions of Section 15.1 or this Section 15.4, or any failure by Westmoreland Coal Company to perform any of its obligations under the Guaranty or by Westmoreland Mining LLC to perform its obligations under the Westmoreland Pledge Agreement, unless in any such case such failure has been cured on or before the 20th day after notice thereof by NRG or such cure has been initiated and is being diligently pursued; provided that such cure is effected within forty-five (45) days from the receipt of such notice by TWCC, Westmoreland Coal Company, or Westmoreland Mining LLC, as applicable (or, notwithstanding the foregoing, such shorter period of time as may be necessary to avoid the payment of penalties or the loss of any permit, authorization, license, or concession);
(g) Failure of the Guaranty, the Mortgage and Security Agreements, or the Westmoreland Pledge Agreement to be in full force and effect after the date executed, or TWCC, Westmoreland Coal Company or Westmoreland Mining LLC repudiates or denies liability under or seeks to terminate any of the Guaranty, the Mortgage and Security Agreements, or the Westmoreland Pledge Agreement or seeks to have any thereof found to be, or claims that any thereof is, void or of no force and effect;
(h) Bankruptcy of TWCC, Westmoreland Mining LLC, or Westmoreland Coal Company, or the rejection of this LSA by the debtor in any such Bankruptcy;”
5. Calculation of Damages. Section 15.8 of the Supply Agreement is hereby amended to read as follows:
“15.8 Payment and Calculation. Damages determined under this Section 15 shall be payable within thirty (30) days after the terminating Party calculates and submits the calculations, including workpapers and documentation, to the other Party. Upon a TWCC Event of Default where NRG elects to exercise remedies under the NRG Security Documents, NRG may make a credit bid at any foreclosure or other sale in exercise of its remedies hereunder or under the NRG Security Documents in the amount of the damages it reasonably calculates are due as a result of such breach (and may include in such calculations any damages it expects to incur in the future as a result of such breach, subject to the limitation set forth in Article 14). While TWCC and Westmoreland Mining LLC accept that NRG may make a credit bid on such basis, neither TWCC nor Westmoreland Mining LLC acknowledge, admit or otherwise agree that such damages are necessarily owed and each of TWCC and Westmoreland Mining LLC reserves the right to contest the amount of damages owed hereunder, other than for purposes of calculating an amount which may be used for a credit bid as contemplated by this Section 15.8.”
     6. Assumption by Assignee. The following is added to Section 18 of the Supply Agreement at the end of such Section:
“Without limiting the generality of the foregoing, any assignee of TWCC under this LSA that succeeds to any of the assets that are covered by the NRG Security Documents (including any assignee pursuant to any sale carried out pursuant to the federal bankruptcy code or any other bankruptcy, insolvency, or debtor’s relief law) shall prior to or concurrent with such assignment execute and deliver at NRG’s election, (i) a written joinder to NRG Security Documents in form reasonably acceptable to NRG whereby such assignee agrees to assume the obligations under and be bound by the terms of the NRG Security Documents or (ii) new security documents substantially in the form of the NRG Security Documents covering such assets. The documents when executed shall be part of the NRG Security Documents, and as applicable, the Mortgage and Security Agreements and the Westmoreland Pledge Agreement.”
     7. NRG Security Documents. The Supply Agreement is hereby amended by (i) adding Exhibit A hereto to the Supply Agreement as Exhibit 21, (ii) adding Exhibit B hereto to the Supply Agreement as Exhibit 22, (iii) adding Exhibit C hereto to the Supply Agreement as Exhibit 23, and (iv) adding Exhibit D hereto to the Supply Agreement as Exhibit 24.
     8. Farm Road 39. In exchange for the agreement of NRG to amend the definition of Security Document Delivery, TWCC agrees that it will pay the cost of the contemplated relocation of Texas farm-to-market road FM 39 and related construction and materials costs. NRG agrees that if for a period of 95 days after Security Document Delivery no Bankruptcy of TWCC, Westmoreland Mining LLC or Westmoreland Coal Company has occurred, then NRG shall reimburse TWCC for such cost as Mine Costs as part of the first invoice for Mine Costs delivered by TWCC after the end of such 95 day period, provided such costs otherwise qualify under the Supply Agreement as Mine Costs and, thereafter, NRG shall pay all such costs that qualify under the Supply Agreement as Mine Costs pursuant to the Supply Agreement.
     9. Guaranty and Effect of Security Document Delivery.
     (a) The Guaranty shall remain in full force and effect and WCC hereby confirms and ratifies its obligations thereunder. For the avoidance of doubt, (i) NRG hereby waives any obligation of TWCC and/or WCC to obtain a Guaranty (as defined in the Supply Agreement) from WML of TWCC’s obligations under the Supply Agreement and (ii) notwithstanding paragraph 4 of the Letter Agreement, the WCC Guaranty Agreement shall continue in full force and effect.
     (b) Upon the occurrence of Security Document Delivery all consequences of “Security Document Delivery” under the Supply Agreement shall occur, including, without limitation, that the final sentence of Section 12.1(b) shall no longer apply.
     (c) Upon the occurrence of Security Document Delivery, NRG hereby agrees that the rights of NRG to terminate the Supply Agreement under Sections 3.2(d) and (e) of the Supply

Agreement shall be, and shall be deemed to have been, irrevocably waived, and NRG shall no longer have any right to terminate the Supply Agreement pursuant to the aforesaid Sections 3.2(d) or (e).
     (d) Upon the occurrence of Security Document Delivery, that certain Letter Agreement, dated September 28, 2007, by and among WCC and NRG, shall be deemed terminated and of no further force and effect.
     10. General Provisions.
     (a) This Amendment may not be assigned or subcontracted by any Party without the prior written consent of the other Parties.
     (b) This Amendment shall be construed in accordance with and be governed by the laws of Texas.
     (c) In the event that any provision of this Amendment is held by a court of competent jurisdiction to be unenforceable or void in any jurisdiction, the other provisions of this Amendment shall remain in full force and applicable law shall be construed in order to effectuate the purpose and intent of this Amendment.
     (d) This Amendment may be executed simultaneously in counterparts, each of which shall be considered to be an original, but all of which taken together shall constitute one and the same instrument. Signatures sent by facsimile transmission shall have the same legal effect as original signatures.
     (e) The Supply Agreement, other than as modified hereby, is hereby ratified and confirmed in all respects, and all references in the Supply Agreement to “this LSA” shall be deemed to refer to the Supply Agreement, as modified by this Amendment.
[Signature page follows.]

     IN WITNESS WHEREOF, this Amendment is duly executed as of the date first set forth above by the authorized representatives of the Parties.

Texas Westmoreland Coal Co.		NRG Texas Power LLC

By:	/s/ Douglas P. Kathol	By:	/s/ Thad Hill

Name:	Douglas P. Kathol	Name:	Thad Hill

Title:	Vice President	Title:	President
     The following entities join in the foregoing Amendment to agree to and acknowledge the terms thereof:

Westmoreland Coal Company		Westmoreland Mining LLC

By:	/s/ Douglas P. Kathol	By:	/s/ Douglas P. Kathol

Name:	Douglas P. Kathol	Name:	Douglas P. Kathol

Title:	Vice President-Development and Treasurer	Title:	Vice President
[Signature Page to First Amendment to
Amended and Restated Lignite Supply Agreement]